Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers

ASAlliances Biofuels, LLC:

We consent to the use of our report dated August 1, 2006, with respect to the consolidated balance sheet of ASAlliances Biofuels, LLC, a development-stage company, as of December 31, 2005, and the related consolidated statements of operations, members’ equity, and cash flows for the year ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Dallas, Texas

September 15, 2006